Exhibit 5.2

1 April 2021

Matter No.: 365838
+1 441 278 7957
karoline.tauschke@conyers.com

International General Insurance Holdings Ltd.

Clarendon House

2 Church Street

Hamilton HM11

Bermuda

Dear Sirs,

Re: International General Insurance Holdings Ltd. (the "Company")

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on Form F-3 filed with the U.S. Securities and Exchange Commission (the "Commission") on 1 April 2021 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the "Securities Act"), of a primary offering of up to 17,250,000 common shares, par value US$0.01 each (the “Common Shares”) (the “Primary Shares”), and a secondary offering of up to 38,861,863 Common Shares (the “Secondary Shares”), up to 4,500,000 private warrants to purchase Common Shares (the “Warrants”) and up to 4,500,000 Common Shares issuable on the exercise of the Warrants (the “Warrant Shares”, together with the Primary Shares and the Secondary Shares, the “Registered Shares” and the Registered Shares together with the Warrants, the “Securities”).

For the purposes of giving this opinion, we have examined a copy of the Registration Statement, the Amendment to the Warrant Agreement between the Company, Tiberius Acquisition Corp., (“Tiberius”) and Continental Stock Transfer & Trust Company (“Continental”) dated 17 March 2020, incorporated by reference as Exhibit 4.4  to the Registration Statement, which is herein sometimes referred to as the “Document” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the Warrant Agreement between Tiberius and Continental dated 15 March 2018 (the “Warrant Agreement”), the memorandum of association and the bye-laws of the Company (together, the “Constitutional Documents”), each certified by the Secretary of the Company on 31 March 2021, written resolutions of its directors dated 2 December 2019, 20 February 2020 and 1 April 2021 (the "Resolutions"), a copy of the consent under the Exchange Control Act 1972 (and Regulations made thereunder) in respect of the issue and free transfer of the Securities given by the Bermuda Monetary Authority on 28 January 2020 (the “Consent”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the capacity, power and authority of each of the parties to the Document, other than the Company, to enter into and perform its respective obligations under the Document; (d) the due execution and delivery of the Document by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby; (e) that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein; (f) the accuracy and completeness of all factual representations made in the Registration Statement, Warrant Agreement, Document and other documents reviewed by us; (g) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been, and will not be, rescinded or amended; (h) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (i) that the Company will have sufficient authorised capital to effect the issue of any Common Shares at the time of issuance, whether as a principal issue or on the conversion, exchange or exercise of any Warrants; (j) that the form and terms of any and all Securities or other securities (or other obligations, rights, currencies, commodities or other subject matter) comprising the same or subject thereto (in the case of the Warrants), the issuance and sale thereof by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement or supplement thereto) in accordance with the terms thereof will not violate the memorandum of association and bye-laws of the Company nor any applicable law, regulation, order or decree in Bermuda; (k) that all necessary corporate action will be taken to authorise and approve any issuance of Securities, the terms of the offering thereof and related matters; (l) that the issuance and sale of and payment for the Securities will be in accordance with the applicable purchase, underwriting or similar agreement duly approved by the Board of Directors and the Registration Statement (including the prospectus set forth therein and any applicable supplement thereto); (m) that upon the issue of any Common Shares the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof; (n) that at the time of issuance the Common Shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981 as amended; (o) that the Consent will not have been revoked or amended at the time of issuance of the Securities; (p) the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the issuance of the Securities, and the due execution and delivery thereof by each party thereto; (q) the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Document in accordance with its terms; (r) the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Document to the jurisdiction of the courts of the State of New York or the United States District Court for the Southern District of New York (the “Foreign Courts”); (s) that none of the parties to the Document carries on business from premises in Bermuda at which it employs staff and pays salaries and other expenses; and (t) that on the date of entering into the Document the Company is and after entering into the Document will be able to pay its liabilities as they become due.

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The obligations of the Company under the Document (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, moratorium bribery, corruption, money laundering, terrorist financing, proliferation financing or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty; and (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the exclusive or non-exclusive jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

The term “enforceable” as used in this opinion means that an obligation is of a type which the courts of Bermuda enforce. It does not mean that those obligations will be enforced in all circumstances in accordance with the terms of the Documents. In particular, the obligations of the Company under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty; (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We express no opinion as to the enforceability of any provision of the Document which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment, which purports to fetter the statutory powers of the Company or which purports to grant exclusive jurisdiction to any courts.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Securities by the Company as described in the Registration Statement and is not to be relied upon in respect of any other matter.

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On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority or to pay any Bermuda government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	The Company has the necessary corporate power and authority to enter into and perform its obligations under the Document. The execution and delivery of the Document by the Company and the performance by the Company of its obligations thereunder will not violate the memorandum of association or bye-laws of the Company nor any applicable law, regulation, order or decree in Bermuda.

3.	The Company has taken all corporate action required to authorise its execution, delivery and performance of the Document. The Document has been duly executed and delivered by or on behalf of the Company, and constitutes the valid and binding obligations of the Company in accordance with the terms thereof.

4.	No order, consent, approval, licence, authorisation or validation of or exemption by any government or public body or authority of Bermuda or any sub division thereof is required to authorise or is required in connection with the execution, delivery, performance and enforcement of the Document, except such as have been duly obtained in accordance with Bermuda law.

5.	It is not necessary or desirable to ensure the enforceability in Bermuda of the Document that it be registered in any register kept by, or filed with, any governmental authority or regulatory body in Bermuda. However, to the extent that the Document creates a charge over assets of the Company, it may be desirable to ensure the priority in Bermuda of the charge that it be registered in the Register of Charges in accordance with Section 55 of the Companies Act 1981. On registration, to the extent that Bermuda law governs the priority of a charge, such charge will have priority in Bermuda over any unregistered charges created after 11 July 1984 and over any subsequently registered charges, in respect of the assets which are the subject of the charge. A registration fee of $665 will be payable in respect of the registration.

While there is no exhaustive definition of a charge under Bermuda law, a charge includes any interest created in property by way of security (including any mortgage, assignment, pledge, lien or hypothecation). As the Document is governed by the Foreign Laws, the question of whether it creates such an interest in property would be determined under the Foreign Laws.

6.	The Document will not be subject to ad valorem stamp duty in Bermuda.

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7.	The choice of the Foreign Laws as the governing law of the Document is a valid choice of law and would be recognised and given effect to in any action brought before a court of competent jurisdiction in Bermuda, except for those laws (i) which such court considers to be procedural in nature; (ii) which are revenue or penal laws or (iii) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of Bermuda. The submission in the Document to the jurisdiction of the Foreign Courts is valid and binding upon the Company.

8.	The courts of Bermuda would recognise as a valid judgment, a final and conclusive judgment in personam obtained in the Foreign Courts against the Company based upon the Document under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of Bermuda; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of Bermuda; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda; and (f) there is due compliance with the correct procedures under the laws of Bermuda.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited

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